Vedder Price

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Washington, DC 20005

T: +1 202 312 3320

F: +1 202 312 3322

vedder.com

David J. Baum

Shareholder

+1 (202) 312 3375

DBaum@vedder.com

March 6, 2026

Via E-Mail Northern Lights Fund Trust II 225 Pictoria Drive, Suite 459 Cincinnati, OH 45246

Re:	Opinion of Counsel regarding Northern Lights Fund Trust II’s Registration Statement Filed on Form N-14 under the Securities Act of 1933

Ladies and Gentlemen:

We have acted as counsel to Northern Lights Fund Trust II, a Delaware statutory trust (the “Trust”), in connection with the filing with the Securities and Exchange Commission (the “SEC”) of its Registration Statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), relating to the proposed acquisition by the M International Equity Fund, M Large Cap Growth Fund, M Capital Appreciation Fund and M Large Cap Value Fund, each a series of the Trust (the each an “Acquiring Fund” and, collectively, the “Acquiring Funds”), of all the assets and liabilities of the M International Equity Fund, M Large Cap Growth Fund, M Capital Appreciation Fund and M Large Cap Value Fund, each a series of M Fund, Inc. (each a “Target Fund” and collectively, the “Target Funds”), and the issuance of shares of beneficial interest of the Acquiring Funds in connection therewith (the “Shares”), all in accordance with the terms of the proposed Agreement and Plan of Reorganization, by and among the Trust, on behalf of each of the Acquiring Funds, M Fund, Inc., on behalf of each of the Target Funds, and M Financial Investment Advisers, Inc., investment adviser to each of the Target Funds and Acquiring Funds (the “Plan”), in substantially the form included as Appendix A to the Combined Prospectus and Proxy Statement that is part of the Registration Statement.

You have requested our opinion as to the matters set forth below in connection with the filing of the Registration Statement. In connection with rendering this opinion, we have examined the Registration Statement, the Trust’s Certificate of Trust dated August 26, 2010, the Trust’s Agreement and Declaration of Trust dated August 26, 2010 (the “Declaration of Trust”), the Trust’s By-Laws dated August 26, 2010 (the “By-Laws”), the actions of the Trustees of the Trust that authorized the approval of the foregoing documents and the issuance of the Shares, and such other documents as we, in our professional opinion, have deemed necessary or appropriate as a basis for the opinion set forth below. In examining the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to originals of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations contained in the above-described documents and on certificates and other communications from public officials and officers and Trustees of the Trust.

Our opinion, as set forth herein, is based on the facts in existence on the date hereof and is limited to the Delaware Statutory Trust Act as in effect on the date hereof. We express no opinion with respect to any other laws or regulations. No opinion is given herein as to the choice of law which any tribunal may apply. In addition, to the extent that the Declaration of Trust or the By-Laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended, or any other law or regulation applicable to the Acquiring Funds, except for the internal substantive laws of the State of Delaware, as aforesaid, we have assumed compliance with such reference, incorporation or requirement by the Acquiring Funds.

Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that (a) the Shares of each Acquiring Fund to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Trust; and (b) when issued and paid for upon the terms provided in the Registration Statement, such Shares of each Acquiring Fund will be validly issued, fully paid and non-assessable.

This opinion is rendered solely for your use in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC in connection with the Registration. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder. Except as specifically authorized above in this paragraph, this opinion is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with any government agency or any other person, without, in each case, our prior written consent. This opinion is given to you as of the date hereof, and we assume no obligation to advise you of any change that may hereafter be brought to our attention. The opinion expressed herein is a matter of professional judgment and is not a guarantee of result.

Very truly yours, /s/ Vedder Price P.C. VEDDER PRICE P.C.